Exhibit 4.2

AMENDMENT TO

UNIT PURCHASE OPTIONS

This AMENDMENT TO UNIT PURCHASE OPTIONS (this “Amendment”), dated November 13, 2006, is made by and between Endeavor Acquisition Corp. (the “Company”) and the holders designated on the signature page hereof (“Holders”), to those certain Unit Purchase Options referred to below.

WHEREAS, the Company issued those certain Unit Purchase Options, dated December 15, 2005 (the “Unit Purchase Options”), in connection with the Company’s initial public offering and the Holders are the owners of the Unit Purchase Options; and

WHEREAS, the parties hereto have agreed that the Unit Purchase Options be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Options effective as of the date of their issuance.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1. The Unit Purchase Options are hereby amended by adding the following new Section 2.4 to such Unit Purchase Options:

“2.4 No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, if the Company is unable to deliver any securities pursuant to the exercise of this Purchase Option as a result of its inability to satisfy its registration requirements set forth in Section 5 hereof, the Purchase Option and its underlying securities may go unexercised or unredeemed and the Company will have no obligation to pay such registered holder any cash or otherwise “net cash settle” the Purchase Option or the Warrants underlying the Purchase Option.”

2. Section 5.3 of the Unit Purchase Options is hereby deleted in its entirety.

3. Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Unit Purchase Options to this “Purchase Option”, “hereunder”, “hereof”, “herein” or words of like import referring to the Unit Purchase Options shall mean and be a reference to the Unit Purchase Options, as amended hereby. Except as specifically amended above, the Unit Purchase Options shall remain in full force and effect and is hereby ratified and confirmed.

4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO UNIT PURCHASE OPTIONS as of the date first set forth above.

ENDEAVOR ACQUISITION CORP.

By:		/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: President

HOLDERS:

LADENBURG THALMANN & CO. INC.

	By:	/s/ Steven Kaplan
Name: Steven Kaplan
Title: Managing Director

BROADBAND CAPITAL MANAGEMENT LLC

	By:	/s/ Philip Wagenbaum
Name: Philip Wagenbaum
Title: Vice Chairman